Exhibit 99.1

Friday, December 19, 2008

Able Energy Announces CFO Change

Rockaway, New Jersey (December 19, 2008) - Able Energy, Inc. ("Able" or the “Company”) announced today that it has appointed John F. O’Brien as Interim Chief Financial Officer to replace Daniel Johnston who is leaving the company for personal reasons.   Mr. Johnston will continue to assist the Company on a consulting basis as his time permits and as required by the Company.

Mr. O’Brien has an extensive background in financial accounting management, regulatory requirements of public companies, investment banking, private equity, M&A, financial operations and venture capital.  He has managed numerous transactions related to mergers and acquisitions for clients ranging in size from small capitalization enterprises to Fortune 1000 companies, handled public market IPOs, and provided strategic and financial advisory services to both public and private corporations in a variety of industries.

Most recently, Mr. O’Brien was a Managing Director at Aegis Capital Corp.  Additionally, he has experience as the founder and CEO and CFO of MultiTechnics Corp. in Boston, MA, which was a multi-unit retail store chain.  Earlier in his career, he also served as CFO of Miles River Development Corp., of Boston, a real estate development company.  Mr. O’Brien holds a Bachelor of Arts degree in economics from Boston College.

Gregory D. Frost, the Company’s CEO and Chairman, stated, “We thank Mr. Johnston for all his hard work and contributions to the Company, particularly in the preparation of our most recent financial reports. We are pleased to have Mr. O’Brien join us at this particularly challenging time and welcome his assistance in our effort to secure additional sources of capital to fund our operations and growth efforts. The current financial crisis in the US has presented us with similar difficulties as that of many other companies but we are making progress in stabilizing our business, cutting expenses and managing our limited resources.”

The Company will continue to engage outside, independent financial consultants to assist Mr. O’Brien with the preparation of the Company’s SEC filing requirements.

Able is engaged in two primary business activities, organized in two segments: the Oil Segment and the Travel Plaza Segment. The Company’s Oil Segment is engaged in the retail distribution of, and the provision of services relating to, #2 home heating oil, propane gas, kerosene and diesel fuels. In addition to selling liquid energy products, the Company offers complete heating, ventilation and air conditioning (“HVAC”) installation and repair and other services and also markets other petroleum products to commercial customers, including on-road and off-road diesel fuel, gasoline and lubricants.  The Company’s Travel Plaza Segment, operated by its wholly-owned subsidiary All American Properties, Inc., is engaged in the retail sale of food, merchandise, fuel, personal services, onsite and mobile vehicle repair, services and maintenance to both the professional and leisure driver through a network of travel plazas, located in Pennsylvania, New Jersey, New York and Virginia.

This announcement includes forward-looking statements based on current expectations. Opinions, forecasts, projections or statements other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. You can find the Company's filings with the Securities and Exchange Commission at www.ableenergy.com or at www.sec.gov. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For information, contact: Gregory D. Frost, CEO, Chairman, at (212) 835-0200.